Exhibit 99

                    Journal Communications Reports
     First Quarter Results; Announces Additional Share Repurchase
                            Authorization

    MILWAUKEE, Wis.--(BUSINESS WIRE)--April 25, 2006--Journal Communications (NYSE:JRN) today announced financial results for its first quarter ended March 26, 2006 and an authorization for the repurchase of up to five million additional shares of the Company's class A stock.
    Note that the first quarter 2006 results include the operations of three television stations whose assets were acquired on December 5, 2005 and that unless otherwise indicated, all comparisons are to the first quarter ended March 27, 2005. Both quarters contained 91 days.
    Revenue from continuing operations increased 2.6% to $189.1 million compared $184.2 million. Basic and diluted earnings per share from continuing operations were $0.17 for the first quarters 2006 and 2005. In the first quarter 2006, earnings from continuing operations were $12.3 million compared to $12.6 million, a decrease of 2.3%. Net earnings decreased 29.5% to $12.3 million compared to net earnings of $17.4 million. In the first quarter of 2005, Journal Communications recorded a $4.8 million gain, net of tax, from discontinued operations related to the sale of NorthStar Print Group.
    "We were pleased with the achievements of our Broadcast Group in the first quarter of 2006. A significant increase in operating earnings in television was driven by a particularly strong performance at our three new stations, excellent Olympics revenue and a solid start to the year in Las Vegas," said Steven J. Smith, chairman and chief executive officer of Journal Communications. "Further, radio maintained strong costs controls, and five of eight market clusters provided earnings growth despite a decrease in overall radio revenue of 3.5% and flat radio earnings in the quarter.
    "The daily newspaper posted a disappointing February and March as overall classified and automobile advertising in particular was challenging despite a small increase in the retail category. Expense control and the expansion of online products are a continuing focus of the Journal Sentinel.
    "At Norlight, a modest increase in the enterprise (or commercial) business was offset by the anticipated lower contract pricing in the wholesale business. Norlight remains focused on the introduction of its Voice over IP communications service later this year, which will improve its competitive position in the enterprise business.
    "We were also encouraged by the ongoing improvement in operating earnings at IPC despite the expected lower revenue.
    "The authorization by our Board of Directors for the repurchase of five million additional shares is a reflection of their confidence in the Company's financial strength and our ongoing commitment to shareholders. We continue to believe that the purchase of our common stock at current levels represents an attractive opportunity to benefit the long-term interests of the Company and its shareholders."

    Consolidated

    For the first quarter, revenue from continuing operations increased 2.6% to $189.1 million compared to revenue of $184.2 million. Operating earnings from continuing operations increased 12.8% to $24.0 million. Operating earnings margin was 12.7% compared to 11.6%. EBITDA (net earnings excluding the gain from discontinued operations, net; total other expense, net; provision for income taxes; depreciation; and amortization) of $35.7 million increased 9.0% compared to $32.7 million. Note that first quarter 2006 consolidated results include the contributions of the new television stations.

    Publishing

    For the first quarter, publishing revenue decreased 1.5% to $79.5 million compared to $80.7 million, reflecting, in part, the shutdown of our printing plant in New Orleans. Operating earnings from publishing increased 2.5% to $7.7 million compared to $7.5 million.

    Broadcasting

    For the first quarter, broadcasting revenue increased 38.8% to $51.6 million compared to $37.2 million. Broadcasting operating earnings of $11.6 million were up 115.2% compared to $5.4 million, due in part to the contribution of our new television operations and the Winter Olympics.
    For the first quarter, revenue from television stations increased 78.9% to $34.0 million compared to $19.0 million. In the first quarter 2006, revenue from our new television stations and from the Winter Olympics totaled $12.7 million and $3.3 million, respectively. Operating earnings from television stations increased nearly fivefold to $7.8 million compared to $1.6 million. Excluding the new television operations acquired in December 2005, revenue increased 12.5% and operating earnings increased 125.6%.
    For the first quarter, revenue from radio stations of $17.6 million was down 3.5% compared to $18.2 million. Operating earnings from radio stations of $3.8 million were flat compared to last year.

    Telecommunications

    For the first quarter, revenue from telecommunications decreased 12.3% to $32.8 million from $37.5 million due to lower prices and service disconnections. Operating earnings from telecommunications decreased 45.8% to $4.2 million compared to $7.8 million due to lower revenues in the wholesale business and continued competitive pressure in the enterprise business.

    Printing Services

    For the first quarter, revenue from printing services decreased 10.9% to $16.3 million from $18.3 million, largely due to the expected decline in revenue from Dell Computer Corporation. Operating earnings from printing services were $0.5 million compared to $0.4 million, reflecting the ongoing transition back to the core printing business and a continued emphasis on strict cost control.

    Other

    For the first quarter, revenue for "Other" of $8.8 million decreased 16.4% compared to revenue of $10.5 million. "Other" operating earnings decreased to $0.1 million from $0.3 million.

    Non-Operating Items

    Other expense, which primarily consists of interest expense, increased $3.1 million to $3.6 million in the first quarter compared to $0.5 million. The increase is attributable in large part to an increase in debt outstanding related to the 2005 television station acquisitions, share repurchase activity and higher short-term interest rates.

    Stock Repurchase Program and Additional Repurchase Authorization

    The Company's Board of Directors has authorized the repurchase of up to five million additional shares of Journal Communications' class A common stock over the next 18 months. Under the program, share purchases may be made at the discretion of the Company, from time to time, in the open market and/or in private transactions. Share purchases by the Company will depend on market conditions, share price, trading volume and other factors. The action supplements the five million share repurchase authorization approved in February 2005.
    During the first quarter 2006, the Company repurchased 836,730 shares of its class A common stock. Through March 26, 2006, the Company had repurchased a total of 4,271,725 class A shares, with authorization to purchase up to an additional 728,275 shares remaining on the original program.

    Second Quarter 2006 Guidance

    For the second quarter of 2006, Journal Communications currently anticipates total revenue -- including revenue from Norlight, which will be reported as a discontinued operation -- to be between $196 million and $201 million. Revenue from continuing operations is expected to be between $166 million and $170 million. The Company also anticipates net earnings to be between $14 million and $16 million and earnings from continuing operations to be between $11 million and $13 million.

    Webcast of Conference Call

    A live webcast of the first quarter conference call will be accessible through www.journalcommunications.com/investors beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through May 9. To access the call, dial 866-202-0886 (domestic) or 617-213-8841 (international) at least 10 minutes prior to the scheduled 10 a.m. CT start. The access code for the conference call is 29768421. Replays of the conference call will be available April 25 through April 27. To hear the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 27756451.

    Forward-looking Statements

    This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

    About Journal Communications

    Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and about 90 community newspapers and shoppers in eight states. We own and operate 37 radio stations and nine television stations in 12 states and operate two television stations under local marketing agreements. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size businesses and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services -- including printing of publications, professional journals and documentation material -- as well as electronic publishing, kit assembly and fulfillment. In addition, we operate a direct marketing services business.

    Tables Follow


                     Journal Communications, Inc.
            Consolidated Statements of Earnings (unaudited)
    (dollars in thousands, except for shares and per-share amounts)


                                     First Quarter  (A)
                                   -----------------------
                                      2006        2005       % Change
                                   ----------- ----------- -----------

Continuing Operations:
Revenue:
    Publishing                        $79,468     $80,694        (1.5)
    Broadcasting                       51,638      37,206        38.8
    Telecommunications                 32,831      37,455       (12.3)
    Printing services                  16,310      18,306       (10.9)
    Other                               8,813      10,547       (16.4)
                                   ----------- -----------
Total revenue                         189,060     184,208         2.6

Operating costs and expenses:
    Publishing                         43,031      43,284        (0.6)
    Broadcasting                       21,819      17,341        25.8
    Telecommunications                 22,137      22,875        (3.2)
    Printing services                  13,788      15,778       (12.6)
    Other                               7,365       8,993       (18.1)
                                   ----------- -----------
Total operating costs and expenses    108,140     108,271        (0.1)

Selling and administrative
 expenses                              56,899      54,640         4.1
                                   ----------- -----------
Total operating costs and expenses
 and selling and administrative
 expenses                             165,039     162,911         1.3
                                   ----------- -----------

Operating earnings                     24,021      21,297        12.8

Other income and (expense):
    Interest income and dividends          17          96
    Interest expense                   (3,651)       (586)
                                   ----------- -----------
Total other income and (expense)       (3,634)       (490)

Earnings from continuing
 operations before income taxes        20,387      20,807        (2.0)

Provision for income taxes              8,114       8,242        (1.6)
                                   ----------- -----------

Earnings from continuing
 operations                            12,273      12,565        (2.3)

Gain from discontinued operations,
 net of applicable tax expense
 of $0 and $3,073, respectively            --       4,846
                                   ----------- -----------

Net earnings                          $12,273     $17,411       (29.5)
                                   =========== ===========

Weighted average number of shares:
    Basic                          68,364,281  72,242,248
    Diluted                        72,859,331  76,699,745

Earnings per share:
    Basic:
        Continuing operations           $0.17       $0.17
        Discontinued operations            --        0.07
                                   ----------- -----------
        Net earnings                    $0.17       $0.24
                                   =========== ===========

    Diluted:
        Continuing operations           $0.17       $0.17
        Discontinued operations            --        0.06
                                   ----------- -----------
        Net earnings                    $0.17       $0.23
                                   =========== ===========


(A) 2006 first quarter: December 26, 2005 to March 26, 2006.
    2005 first quarter: December 27, 2004 to March 27, 2005.



                     Journal Communications, Inc.
                    Segment Information (unaudited)
                        (dollars in thousands)


                                      First Quarter (A)
                                   -----------------------
                                      2006        2005      % Change
                                   ----------- ----------- -----------
Revenue
-------
Publishing                            $79,468     $80,694        (1.5)
Broadcasting                           51,638      37,206        38.8
Telecommunications                     32,831      37,455       (12.3)
Printing services                      16,310      18,306       (10.9)
Other                                   8,813      10,547       (16.4)
                                   ----------- -----------
                                     $189,060    $184,208         2.6
                                   =========== ===========

Operating earnings
------------------
Publishing                             $7,665      $7,480         2.5
Broadcasting                           11,586       5,384       115.2
Telecommunications                      4,211       7,775       (45.8)
Printing services                         492         391        25.8
Other                                      67         267       (74.9)
                                   ----------- -----------
                                      $24,021     $21,297        12.8
                                   =========== ===========

Depreciation and amortization
-----------------------------
Publishing                             $3,381      $3,700        (8.6)
Broadcasting                            2,999       2,186        37.2
Telecommunications                      4,603       4,782        (3.7)
Printing services                         471         579       (18.7)
Other                                     213         192        10.9
                                   ----------- -----------
                                      $11,667     $11,439         2.0
                                   =========== ===========


(A) 2006 first quarter: December 26, 2005 to March 26, 2006.
    2005 first quarter: December 27, 2004 to March 27, 2005.



                     Journal Communications, Inc.
              Publishing Segment Information (unaudited)
                        (dollars in thousands)


Publishing revenue by category:
-------------------------------


               First Quarter of 2006  (A)    First Quarter of 2005 (A)
             ----------------------------- ---------------------------

                       Community                     Community
               Daily   Newspapers           Daily    Newspapers
             Newspaper & Shoppers  Total   Newspaper & Shoppers  Total
             --------- ---------- -------- --------- ---------- ------

Advertising
 revenue:
   Retail     $21,358    $12,265  $33,623  $20,980   $12,790  $33,770
   Classified  16,417      2,432   18,849   16,708     2,122   18,830
   National     2,484         --    2,484    2,866        --    2,866
   Direct
    Marketing   1,392         --    1,392    1,323        --    1,323
   Other           --        353      353       --       380      380
             --------- ---------- -------- -------- --------- --------
Total
 advertising
 revenue       41,651     15,050   56,701   41,877    15,292   57,169
Circulation
 revenue       12,953        744   13,697   13,210       724   13,934
Other revenue   3,417      5,653    9,070    2,627     6,964    9,591
             --------- ---------- -------- -------- --------- --------
Total revenue $58,021    $21,447  $79,468  $57,714   $22,980  $80,694
             ========= ========== ======== ======== ========= ========


                            % Change  % Change  % Change
                              Daily     CN&S      Total
                            --------- --------- ---------

Advertising revenue:
   Retail                        1.8      (4.1)     (0.4)
   Classified                   (1.7)     14.6       0.1
   National                    (13.3)      N/A     (13.3)
   Direct Marketing              5.2       N/A       5.2
   Other                         N/A      (7.1)     (7.1)
Total advertising revenue       (0.5)     (1.6)     (0.8)
Circulation revenue             (1.9)      2.8      (1.7)
Other revenue                   30.1     (18.8)     (5.4)
Total revenue                    0.5      (6.7)     (1.5)


(A) 2006 first quarter: December 26, 2005 to March 26, 2006.
    2005 first quarter: December 27, 2004 to March 27, 2005.


NOTE:
Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.



Daily newspaper's core newspaper advertising linage by category:
----------------------------------------------------------------

                                      First Quarter (A)
                                   -----------------------
                                      2006        2005       % Change
                                   ----------- ----------- -----------
Advertising linage (inches):

Full run
   Retail                           153,874       164,465        (6.4)
   Classified                       162,022       181,814       (10.9)
   National                          14,005        13,177         6.3
                                   ----------- -----------
Total full run                      329,901       359,456        (8.2)
Part run                             25,350        33,871       (25.2)
                                   ----------- -----------
Total advertising linage            355,251       393,327        (9.7)
                                   =========== ===========

Preprint pieces (in thousands)      208,250       204,872         1.6
                                   =========== ===========

Full pages of advertising and revenue per page of our community newspapers and shoppers:
---------------------------------------------------------------

Full pages of advertising:
   Community newspapers              20,770        20,912        (0.7)
   Shoppers and specialty products   24,283        25,586        (5.1)
                                   ----------- -----------
Total full pages of advertising      45,053        46,498        (3.1)
                                   =========== ===========

Revenue per page                    $297.68       $293.57         1.4
                                   =========== ===========


(A) 2006 first quarter: December 26, 2005 to March 26, 2006.
    2005 first quarter: December 27, 2004 to March 27, 2005.


NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results. All data are subject to later adjustment.



                     Journal Communications, Inc.
Reconciliation of our consolidated net earnings to consolidated EBITDA
                              (unaudited)
                        (dollars in thousands)


                                                 First Quarter (A)
                                             -------------------------
                                                2006         2005
                                             ------------ ------------

Net earnings                                     $12,273      $17,411
Gain from discontinued operations, net                --       (4,846)
Provision for income taxes                         8,114        8,242
Total other expenses, net                          3,634          490
Depreciation                                      11,089       11,105
Amortization                                         578          334
                                             ------------ ------------
EBITDA                                           $35,688      $32,736
                                             ============ ============


(A) 2006 first quarter: December 26, 2005 to March 26, 2006.
    2005 first quarter: December 27, 2004 to March 27, 2005.


We believe that EBITDA is relevant and useful because it helps improve our investors' ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. Our lenders use EBITDA as one of the measures of our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with U.S generally accepted accounting principles. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows measures from operating performance as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.



                     Journal Communications, Inc.
                 Consolidated Condensed Balance Sheets
                        (dollars in thousands)


                                               March 26,
                                                 2006     December 25,
                                             (unaudited)      2005
                                             ------------ ------------
ASSETS
Current assets:
  Cash and cash equivalents                       $5,736       $6,864
  Receivables, net                                92,293       90,146
  Inventories, net                                 8,982        9,647
  Prepaid expenses                                12,609       14,279
  Deferred income taxes                            9,977        9,968
                                             ------------ ------------
Total current assets                             129,597      130,904
Property and equipment, net                      313,004      316,911
Goodwill                                         247,078      276,339
Broadcast licenses                               199,670      174,835
Other intangible assets, net                      29,937       41,663
Prepaid pension costs                             17,492       18,603
Other assets                                      41,532       25,104
Non-current assets of discontinued operations        299          307
                                             ------------ ------------
Total assets                                    $978,609     $984,666
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $33,625      $40,671
  Accrued compensation                            19,958       18,532
  Deferred revenue                                19,745       18,971
  Accrued employee benefits                       10,516        9,722
  Other current liabilities                       18,140       15,516
  Current liabilities of discontinued
   operations                                         57          205
  Current portion of long-term liabilities         5,110        5,053
                                             ------------ ------------
Total current liabilities                        107,151      108,670
Accrued employee benefits                         20,787       20,280
Long-term notes payable to banks                 269,760      274,545
Deferred income taxes                             66,746       65,630
Other long-term liabilities                       32,906       31,473
Shareholders' equity                             481,259      484,068
                                             ------------ ------------
Total liabilities and shareholders' equity      $978,609     $984,666
                                             ============ ============




    CONTACT: Journal Communications
             Sara Leuchter Wilkins, 414-224-2633
             swilkins@journalcommunications.com